EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
QAD Inc.:
We consent to the use of our reports dated April 14, 2006 with respect to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2006, and the effectiveness of internal control over financial reporting as of January 31, 2006, incorporated herein by reference.
/s/ KPMG LLP
Los Angeles, California
September 18, 2006